Exhibit 4.10

SHARE SUBSCRIPTION AGREEMENT

This letter agreement (this “Agreement”) is made and entered into as of July 2nd, 2026 and references the Agreement titled SETTLEMENT AND GENERAL RELEASE AGREEMENT, dated July 2nd, 2026 (the “Share Issuance Agreement”), by and between Robo.ai Inc. (the “Company”), and Loop Capital Markets LLC (the “Subscriber,” and together with the Company, the “Parties” and each, a “Party”). Pursuant to the Share Issuance Agreement, the Company proposes to offer, and the Subscriber desires to subscribe, an aggregate of 6,168,705 Class B ordinary shares of the Company (the “Class B Ordinary Shares”).

1. Subscriber Representations and Warranties. Subscriber hereby represents and warrants to the Company that:

a. Subscriber is (i) an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A hereto, and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A hereto following the signature page hereto) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

b. Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged (other than pledges in the ordinary course of business as part of prime brokerage arrangements) or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. Subscriber acknowledges that, until the Shares are registered on a registration statement, the Shares may only be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

c. Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Company or any of their respective officers or directors, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

d. Either (i) Subscriber is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. Subscriber acknowledges and agrees that Subscriber has received and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, Subscriber (for itself and, if applicable, for each account for which it is acquiring the Shares) acknowledges that it has reviewed the documents provided to Subscriber by the Company. Subscriber (for itself and, if applicable, for each account for which it is acquiring the Shares) represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions and receive such answers from the Company or any person or persons acting on their behalf concerning the terms and conditions of an investment in the Shares, have obtained such materials or information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and have independently made their own analysis and decision to invest in the Shares.

f. Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber, on the one hand, and the Company and/or its representatives on behalf of the Company as a result of a pre-existing substantive relationship, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or a representative of the Company. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

g. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber is able to fend for himself, herself or itself in the transactions completed herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares and can afford a complete loss of such investment. Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), Subscriber has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations, warranties and covenants contained herein.

j. Subscriber understands that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. Subscriber, if other than an individual, has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

l. The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, and will not violate any provisions of Subscriber’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same and has been duly authorized by Subscriber to execute the same on behalf of Subscriber, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m. Neither the due diligence investigation conducted by Subscriber in connection with making his, her or its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

n. Neither Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”), or a person or entity prohibited by any OFAC sanctions program, (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with sanctions programs administered by OFAC, the European Union and any European Union member state, including the United Kingdom, including for the screening of its investors against the Sanctions Lists and the OFAC sanctions programs. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

o. Subscriber has or has enforceable commitments to have sufficient funds to pay the Purchase Price and consummate the Closing when required pursuant to this Subscription Agreement.

p. Subscriber acknowledges that no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company as a result of the purchase and sale of Shares hereunder.

Subscriber: By:	/s/ Anthonay Sullivan

Company: By:	/s/ Benjamin Zhai

4